Exhibit 10.2

AMN HEALTHCARE 2017 SENIOR EXECUTIVE INCENTIVE BONUS PLAN

I. Purpose

The purpose of this Plan is to establish a program of incentive compensation for designated officers and key employees of the Company and its subsidiaries and divisions that is directly related to the performance results of the Company and such officers and employees. This Plan provides annual incentives, contingent upon continued employment and meeting certain corporate goals, to certain key employees who make substantial contributions to the Company.

II. Definitions

“Board” means the Board of Directors of the Company.

“Bonus Award” means the award, as determined by the Committee, to be granted to a Participant based on that Participant’s level of attainment of his or her goals established in accordance with Articles IV and V.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations, and interpretations.

“Committee” means a committee selected by the Board to administer this Plan and composed of not less than two directors, each of whom is an “outside director” (within the meaning of Section 162(m) of the Code).

“Company” means AMN Healthcare Services, Inc. and each of its subsidiaries.

“Designated Beneficiary” means the beneficiary or beneficiaries designated in accordance with Article XII hereof to receive the amount, if any, payable under this Plan upon the Participant’s death.

“162(m) Bonus Award” means a Bonus Award that is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code, as further described in Article VII.

“Participant” means any officer or key employee designated by the Committee to participate in this Plan.

“Performance Criteria” means objective performance criteria established by the Committee with respect to 162(m) Bonus Awards. Performance Criteria shall be measured in terms of one or more of the following objectives, described as such objectives relate to Company-wide objectives or of the subsidiary, division, department or function with the Company or subsidiary in which the Participant is employed or for which he or she bears some responsibility: (i) market value; (ii) book value; (iii) earnings or earnings per share (either basic or diluted), in each case, either before or after taxes (and as may be objectively adjusted as determined by the Committee, including, without limitation, adjustments for stock compensation expense, integration expenses, incentive awards recorded in the Company’s financial books and records, including annual and long-term incentive awards, extraordinary legal costs (including damages, settlements and attorneys’ fees), changes in United States Generally Accepted Accounting Principles (“GAAP”) treatment of revenue or expenses, discontinued operations, goodwill and other identified asset impairments, depreciation and amortization, and expenses resulting from severance arrangements with terminated employees); (iv) market share; (v) operating profit; (vi) net income; (vii) cash flow; (viii) return on capital or invested capital; (ix) return on assets; (x) return on equity; (xi) margins; (xii) total shareholder return; (xiii) sales or product volume growth; (xiv) productivity improvement or ratios; (xv) costs or expenses; (xvi) net debt reduction; (xvii) earnings before interest, taxes, depreciation and amortization (and other objective adjustments as may be determined by the Committee, including, without limitation, stock compensation expense, integration expenses, incentive awards recorded in the Company’s financial books and records, including annual and long-term incentive awards, extraordinary legal costs (including damages, settlements and attorneys’ fees), changes in GAAP treatment of revenue or expenses, discontinued operations, goodwill and other identified asset impairments, and expenses resulting from severance arrangements with terminated employees); (xviii) unit volume; (xix) net sales; (xx) balance sheet measurements; (xxi) selling, general and administrative expenses (including, without limitation, SG&A as a percentage of revenue or similar ratios); (xxii) revenue; (xxiii) the Company’s stock price or its enterprise value; (xxiv) completion of acquisitions or business expansion; (xxv) operating income; or (xxvi) any other objective value-based performance measure. Any of the foregoing criteria may be measured in absolute terms or as compared to the results of a peer group, other group of comparable companies selected by the Committee, or an index.

Each grant of a 162(m) Bonus Award shall specify the Performance Criteria to be achieved, a minimum acceptable level of achievement below which no payment or award will be made, a formula for determining the amount of any payment or award to be made, if any, if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Performance Criteria, and the maximum amount that can be paid under the Bonus Award.

Subject to Section VII below, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Criteria to be unsuitable, the Committee may modify such Performance Criteria or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable. Without limiting the foregoing, and subject to Section VII below, the Committee shall in its discretion adjust any evaluation of performance under a Performance Criterion to exclude or include any of the following events that occurs during a Performance Period: (a) gains or losses on sales or dispositions, (b) asset write-downs, which may include without limitation goodwill and other identified intangible asset impairments, (c) changes in tax law or rate, including the impact on deferred tax liabilities, (d) the cumulative effect of changes in accounting principles or changes in accounting policies, including changes in GAAP treatment of revenue and expenses, (e) events of an “unusual nature” and/or of a type that indicate “infrequency of occurrence,” as defined in FASB

Accounting Standards Update 2015—01, (f) acquisitions occurring after the start of a Performance Period, integration expenses related to acquisitions, or unbudgeted costs incurred related to future acquisitions, (g) operations discontinued, divested or restructured, including severance costs, (h) gains or losses on refinancing or extinguishment of debt, (i) foreign exchange gains and losses, (j) all or any portion of litigation expenses (including attorneys’ fees, court costs and other out-of-pocket expenses), amounts paid as damages, claim judgments, or settlements, (k) stock compensation expense, (l) expenses resulting from severance arrangements with terminated employees, (m) incentive awards recorded in the Company’s financial books and records, including annual and long-term incentive awards, (n) depreciation and amortization and (o) any objective similar event or condition specified by the Committee.

“Performance Period” means the period during which performance is measured to determine the level of attainment of a Bonus Award, which may be based on the fiscal year of the Company and which may be for a period of one or more years or for a portion of a year. There may be overlapping Performance Periods under this Plan.

“Plan” means the AMN Healthcare 2017 Senior Executive Incentive Bonus Plan, as may be amended from time to time.

III. Eligibility

Participants in this Plan shall be selected by the Committee for each Performance Period from those officers and key employees of the Company and its subsidiaries whose efforts contribute materially to the success of the Company. No employee shall be a Participant unless he or she is selected by the Committee, in its sole discretion. No employee shall at any time have the right to be selected as a Participant nor, having been selected as a Participant for one Performance Period, to be selected as a Participant in any other Performance Period.

IV. Administration

The Committee, in its sole discretion, will determine eligibility for participation, establish the maximum award which may be earned by each Participant (which may be expressed in terms of dollar amount, percentage of salary or any other measurement), establish goals for each Participant (which may be objective or subjective, and based on individual, Company, subsidiary and/or division performance), calculate and determine each Participant’s level of attainment of such goals, and calculate the Bonus Award for each Participant based upon such level of attainment.

Except as otherwise herein expressly provided, full power and authority to construe, interpret, and administer this Plan shall be vested in the Committee, including the power to amend or terminate this Plan as further described in Article XV. The Committee may at any time adopt such rules, regulations, policies, or practices as, in its sole discretion, it shall determine to be necessary or appropriate for the administration of, or the performance of its respective responsibilities under, this Plan. The Committee may at any time amend, modify, suspend, or terminate such rules, regulations, policies, or practices. The Committee may appoint delegates to assist in administering this Plan. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to it or him by any officer or employee of the Company, the Company’s certified public accountants, consultants or any other agent assisting in the administration of this Plan. All determinations and decisions made by the Committee or the Board, and any delegate of the Committee pursuant to the provisions of this Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

Notwithstanding the foregoing or any other provision of this Plan, except in the case of a 162(m) Bonus Award, (i) the Board may at any time or from time to time resolve to administer this Plan and, in such case, references herein to the Committee shall mean the Board when so acting as the Committee, and (ii) when the Committee is acting and not the

Board, all of the Committee’s material decisions under this Plan will be subject to ratification by the Board.

V. Bonus Awards

The Committee, based upon information to be supplied by management of the Company and, where determined as necessary by the Board, the ratification of the Board, will establish for each Performance Period a maximum award (and, if the Committee deems appropriate, a threshold and target award) and goals relating to Company, subsidiary, divisional, departmental and/or functional performance for each Participant and communicate such award levels and goals to each Participant prior to or during the Performance Period for which such award may be made. Bonus Awards will be earned by each Participant based upon the level of attainment of his or her goals during the applicable Performance Period and other terms and conditions as the Committee determines; provided that the Committee may reduce the amount of any Bonus Award in its sole and absolute discretion. As soon as reasonably practicable after the end of the applicable Performance Period, the Committee shall determine the level of attainment of the goals for each Participant and the Bonus Award that may be made to each Participant.

VI. Payment of Bonus Awards

A Participant who has a change in status that results in being ineligible to participate in this Plan or eligible in more than one variable pay plan, including this Plan, in a Performance Period may receive a prorated Bonus Award, if any (as determined by the Committee at the end of the Performance Period), under this Plan; the method in which a Bonus Award is prorated shall be determined by the Company in its sole discretion.

Bonus Awards earned during any Performance Period shall be paid as soon as reasonably practicable following the end of such Performance Period and the determination of the amount thereof shall be made by the Committee, and in no event shall Bonus Awards earned for any Performance Period be paid later than March 15 of the year following the end of the Performance Period. Payment of Bonus Awards shall be made in the form of cash. Bonus Award amounts earned but not yet paid will not accrue interest. A Participant who terminates due to permanent disability (as determined by the Committee in its sole discretion), participation in a reduction in force or death may, at the Committee’s discretion, receive a prorated Bonus Award. The method in which a Bonus Award is prorated shall be determined by the Committee.

VII. 162(m) Bonus Awards

Unless determined otherwise by the Committee, each Bonus Award to a “covered employee” within the meaning of Section 162(m) of the Code awarded under this Plan shall be a 162(m) Bonus Award and will be subject to the following requirements, notwithstanding any other provision of this Plan to the contrary:

(a) No 162(m) Bonus Award may be paid unless and until the shareholders of the Company have approved this Plan (and to the extent required by Section 162(m) of the Code, re-approved this Plan) in a manner that complies with the shareholder approval requirements of Section 162(m) of the Code.

(b) A 162(m) Bonus Award may be made only by a Committee that is comprised solely of not less than two directors, each of whom is an “outside director” (within the meaning of Section 162(m) of the Code).

(c) The performance goals to which a 162(m) Bonus Award is subject must be based solely on Performance Criteria. Such performance goals, and the maximum, target and/or threshold (as applicable) bonus amount payable upon attainment thereof, must be established by the Committee within the time limits and in the manner required in order for the 162(m) Bonus Award to qualify for the performance-based compensation exception to Section 162(m) of the Code.

(d) No 162(m) Bonus Award may be paid until the Committee has certified the level of attainment of the applicable Performance Criteria.

(e) No Participant shall receive a payment with respect to a Bonus Award under the Plan with respect to any Performance Period of one year having a value in excess of $3,000,000; provided, however, that (i) such maximum amount shall be proportionately adjusted with respect to Performance Periods that are less than or greater than one year in duration, and (ii) if there are two or more Performance Periods that end during any calendar year, in no event shall the aggregate amount payable to any Participant with respect to all such Performance Periods for such calendar year exceed $10,000,000.

(f) The Committee may reduce the amount of any Bonus Award in its sole and absolute discretion

VIII. Reorganization or Discontinuance

The obligations of the Company under this Plan shall be binding upon any successor corporation or organization resulting from merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company will make appropriate provision for the preservation of Participants’ rights under this Plan in any agreement or plan that it may enter into or adopt to effect any such merger, consolidation, reorganization, or transfer of assets.

If the business conducted by the Company shall be discontinued, any previously earned and unpaid Bonus Awards under this Plan shall become immediately payable to the Participants then entitled thereto.

IX. Non-Alienation of Benefits

A Participant may not assign, sell, encumber, transfer, or otherwise dispose of any rights or interests under this Plan except by will or the laws of descent and distribution. Any attempted disposition in contravention of the preceding sentence shall be null and void.

X. No Claim or Right to Plan Participation

No employee or other person shall have any claim or right to be selected as a Participant under this Plan. Neither this Plan nor any action taken pursuant to this Plan shall be construed as giving any employee any right to be retained in the employ of the Company. At no time before the actual payment to Participants under this Plan shall any Participant accrue any vested interest or right whatsoever under this Plan except as otherwise stated in this Plan.

The selection of an individual for participation in this Plan shall not give such Participant any right to be retained in the employ of the Company, and the right of the Company to dismiss such Participant or to terminate any arrangement pursuant to which any such Participant provides services to the Company, with or without cause, is specifically reserved. No person shall have claim to a Bonus Award under this Plan, except as otherwise provided for herein, or to continued participation under this Plan. There is no obligation for uniformity of treatment of Participants under this Plan. It is expressly agreed and understood that the employment of a Participant is terminable at the will of either party and, if such Participant is a party to an employment agreement with the Company, in accordance with the terms and conditions of the Participant’s employment agreement.

XI. Taxes

The Company shall have the right to withhold and deduct from all amounts payable under this Plan all federal, state, local,

and other taxes required by law to be withheld with respect to such amounts.

XII. Designation and Change of Beneficiary

Each Participant may indicate upon notice to him or her by the Committee of his or her right to receive a Bonus Award a designation of one or more persons as the Designated Beneficiary who shall be entitled to receive the amount, if any, payable under this Plan upon the death of the Participant. Such designation shall be in writing to the Committee. A Participant may, from time to time, revoke or change his or her Designated Beneficiary without the consent of any prior

Designated Beneficiary by filing a written designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt.

XIII. Payments to Persons Other Than the Participant

If the Committee shall find that any person to whom any amount is payable under this Plan is unable to care for his or her affairs because of incapacity, illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs, be paid to his or her spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee, in its sole discretion, to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Company therefor.

XIV. No Liability of Committee Members

No member of the Committee shall be personally liable by reason of any contract or other instrument related to this Plan executed by such member or on his or her behalf in his or her capacity as a member of the Committee, nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of this Plan may be allocated or delegated, against any cost or expense (including legal fees, disbursements and other related charges) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with this Plan unless arising out of such person’s own fraud or bad faith.

XV. Termination or Amendment of the Bonus Plan

The Committee may amend, suspend, or terminate this Plan at any time; provided, however, that no amendment, suspension or termination shall be made that would (i) increase the amount of compensation payable pursuant to such Bonus Award, or (ii) cause compensation that is, or may become, payable hereunder to fail to qualify for the performance-based compensation exception to Section 162(m) of the Code.

In the case of Participants employed outside the United States, the Company may vary the provisions of this Plan as deemed appropriate to conform with, as required by, or made desirable by, local laws, practices and procedures.

XVI. Section 162(m) of the Code; Bifurcation of this Plan

It is the intent of the Company that, unless the Committee expressly deems otherwise, this Plan and the Bonus Awards made under this Plan to Participants who are or are reasonably likely to become persons whose compensation is subject to Section 162(m) of the Code during an applicable tax year satisfy any applicable requirements to be treated as qualified performance-based compensation under Section

162(m) of the Code. The provisions of this Plan may at any time be bifurcated by the Board or the Committee so that certain provisions of this Plan or any Bonus Award intended to satisfy the applicable requirements of Section 162(m) of the Code are only applicable to persons whose compensation is subject to Section 162(m) of the Code.

XVII. Section 409A

It is intended that payments under this Plan qualify as short-term deferrals and is exempt from the requirements of Section 409A of the Code, except to the extent a Participant has made a timely election to defer the payment of all or any portion of a Bonus Award under a Company-sponsored non-qualified deferred compensation plan or arrangement, provided that the terms of such non-qualified deferred compensation plan or arrangement shall govern the payment of such Bonus Award. If any Bonus Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code. This Plan shall be interpreted and construed accordingly.

XVIII. Clawback

Notwithstanding any other provisions in this Plan, any Bonus Award that is subject to deduction, clawback, or recovery under any law, government regulation, stock exchange listing requirement or Company policy, will be subject to such deduction, clawback, or recovery as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement or any policy adopted by the

Company pursuant to any such law, government regulation, or stock exchange listing requirement. The action permitted to be taken under this Article XVIII is in addition to, and not in lieu of, any and all other rights of the Committee, Board and/or the Company under applicable law and shall apply notwithstanding anything to the contrary in this Plan.

XIX. Severability

If any portion of this Plan is deemed to be in conflict with local law, that portion of this Plan, and that portion only, will be deemed void under local law. All other provisions of this Plan will remain in effect. Furthermore, if any provision of this Plan would cause Bonus Awards not to constitute performance-

based compensation with regard to a “covered employee,” as defined in Section 162(m) of the Code, that provision shall be severed from, and shall be deemed not to be a part of, this Plan, but the other provisions hereof shall remain in full force and effect.

XX. Unfunded Plan

Participants shall have no right, title, or interest whatsoever in or to any investments that the Company may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, Designated Beneficiary, legal representative, or any other person. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

This Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

XXI. Governing Law

The terms of this Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

XXII. Other Compensation

Neither the establishment of this Plan nor the grant of a Bonus Award pursuant to this Plan shall prevent the Company from establishing other compensation plans or arrangements or making awards to any Participant pursuant to such other plans or arrangements.

XXIII. Effective Date

This Plan is effective as of April 19, 2017 or, if later, the date the Company’s stockholders approve the Plan.